SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2005

CONSOLIDATED CONTAINER COMPANY LLC

(Exact name of registrant as specified in its charter)

Delaware	333-88157	75-2825338
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3101 Towercreek Parkway, Suite 300 Atlanta, GA	30339
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 742-4600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On December 5, 2005, Jeffrey M. Greene entered into an employment agreement with Consolidated Container Company LLC (“CCC”), pursuant to his October 17, 2005 appointment as President and Chief Executive Officer (“CEO”) of CCC. Under the agreement, Mr. Greene will be employed as CEO at an initial annual base salary of $500,000 for a term of three years. Additional terms of the agreement include:

•	An incentive bonus of 70% of his base salary, assuming CCC achieves its targeted earnings objectives, at the discretion of the Management Committee of Consolidated Container Holdings LLC (“Holdings”), the sole member and manager of CCC;

•	A grant of an option to purchase 4,080,000 units of member interests in Holdings at an exercise price of $0.05 per unit (in addition to options previously granted to Mr. Greene);

•	An award under CCH’s long-term incentive plan (“LTIP”) of 20% of LTIP Bonus Pool–B (in addition to a previous LTIP award to Mr. Greene);

•	A severance package including twelve months continued pay at his base salary and annual bonus earned in the one year prior to termination if terminated without cause, as defined in the agreement;

•	A loan in the amount of $150,000 from CCC to Mr. Greene as a bridge from the time Mr. Greene purchases a home near Atlanta, Georgia to the time Mr. Greene sells his current home;

•	A supplemental living allowance of $5,000 per month (net of taxes) until the earlier of twelve months or sale of current home;

•	One month’s base salary for miscellaneous relocation expenses; and

•	All other benefits provided in CCC’s standard relocation package.

Related to the bridge loan noted above, CCC and Mr. Greene entered into a promissory note dated December 1, 2005. The note provides, among other things, (1) the repayment within the earlier of 18 months or immediately following the sale of Mr. Greene’s current home and (2) interest accruing at a rate of 5% per annum.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED CONTAINER COMPANY LLC

By:	/s/ Richard P. Sehring
Name:	Richard P. Sehring
Title:	Chief Financial Officer

Date: December 7, 2005